Exhibit 15.1
Grant Thornton LLP
333 Clay Street, 27th Floor
Houston, Texas 77002
May 14, 2008
Sterling Chemicals, Inc.
333 Clay Street, Suite 3600
Houston, Texas 77002
We have reviewed, in accordance with standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Sterling Chemicals, Inc. and subsidiaries for the three month period ended March 31, 2008, as indicated in our report dated May 14, 2008; because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, is incorporated by reference in the Registration Statement No. 333-105794 on Form S-8.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
GRANT THORNTON LLP
Houston, Texas